June 19, 2019

Chris Turner

Dear Chris,

I am pleased to confirm our offer of employment as Chief Financial Officer for Yum! Brands, reporting to Greg Creed, Yum! Brands CEO. This position will provide tremendous opportunity for personal and professional development.

As we build a world with more Yum!, we need exceptional talent like you on our team to achieve our mission. At Yum!, you will have the opportunity to grow yourself through personal and professional development, make a difference and experience an energetic and inclusive culture.

Details of the offer are as follows:

•	Start Date: To be determined

•	Salary: You will be paid bi-weekly in the amount of $23,076.92 per pay period, ($600,000 if annualized), less applicable taxes and withholdings.

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Bonus: In addition to your annual salary, you are also eligible for our Yum! Leaders' Bonus. This annual bonus recognizes and rewards you for our overall performance as a company as well as your individual contributions to the business.

Your target bonus award is 95% of your annual salary, but this award can range from 0 up to 300% of the target award percentage based on the performance of both you and the Company. Here’s how it works:

◦	Your payout from the Team Performance Factor is based on the year-end results of Yum!’s annual performance and can range from 0 to 200% of your target bonus.

◦	Likewise, depending on how well you perform against the personal goals and objectives set by you and your manager, your Individual Performance Factor could range from 0 to 150% of your target bonus.

◦	If we achieved the maximum 200% Team Factor multiplied by the maximum 150% Individual Factor this would result in a bonus award 3 times your target.

◦	For your first year in an eligible position, your reward will be prorated based on the number of days in position.

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Long-Term Incentives: The target value of your award is $1,250,000 in economic value on the date of the grant. The actual award you receive will be based on management’s assessment of your performance. This award will be delivered 50% in Stock Appreciation Rights (SARs) and 50% in Performance Shares. Awards are typically granted annually in February.

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Stock Appreciation Rights: Our performance-based stock appreciation rights program allows you to have a stake in the long-term growth of the company by granting you the right to the appreciation or gain in Yum!'s stock price over time.

◦	Performance Share Plan: Your actual payout can range from 0% to 200% of the value granted to you depending on Yum!’s performance against pre-defined metrics over a three year performance period.

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Sign-on Bonus: We are also offering you a one-time sign-on bonus in the amount of $500,000 (less applicable taxes and withholdings). This bonus will be paid to you within 30 days of your employment start date. If you voluntarily resign within one year of this date, you will be required to repay this bonus to Yum.

•	Sign-on Grant: You will also receive a sign-on Restricted Stock Units grants of $1,500,000 in economic value on the date of the grant. This grant will vest one-third (33%) per year.

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Ownership Guidelines: To be eligible to receive an annual long-term incentive grant, you must be on trend with your Ownership Guidelines. Ownership guidelines are set by a multiple of your base salary and you have five years to reach these guidelines through a variety of ownership vehicles. For your level, you must hold a multiple of 3 times your salary.

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Executive Income Deferral: The Executive Income Deferral Program (EID) provides our leaders with an opportunity to enjoy tax-deferred investment returns by deferring up to 100% of your annual bonus and/or up to 85% of your annual base salary. There are several investment choices for your deferred money. As an executive officer, you will be eligible to defer your income through any of the investment options in the Yum!'s Executive Income Deferral Program (EID) except for the Yum! Matching Stock Fund for bonus deferrals and the Yum Stock Fund for base salary deferrals.

•	Executive Physical: You will be eligible for an annual physical examination.

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Retirement: In addition, after 60 days of employment, you are also eligible to participate in the YUM! Brands 401(k) Plan (the “401(k) Plan”). The 401(k) Plan will match your contribution $1 for $1 on up to 6% of eligible pay per pay period-starting with your very first contribution. Information regarding the 401(k) Plan, including enrollment and investment options, will be sent to your home address prior to your eligibility date.

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Leadership Retirement Plan (LRP): The LRP is a nonqualified plan with 4 percent of Base Pay and Target Bonus credited on your behalf each year employed. Annual credits are subject to the actual plan provisions, including eligibility and vesting terms. After three years of service with Yum!, you will be vested in the LRP.

•	Benefits: A variety of benefits are available to you as a Yum! Employee.

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Medical, dental, vision, and legal are available to you effective on your first day of employment. However, you must enroll before your 45th day in order to receive coverage for 2019 and it will be backdated to day one of employment.

◦	There are other benefits available to you immediately, including but not limited to 24/7/365 physician access for only $20, wellness programs and information security protection.

◦	You can learn more about these benefits, and others, by visiting HRonline.yum.com. You will have access to HRonline.yum.com after your first day of work.

•	Vacation: You are eligible to receive four weeks of vacation.

Let’s make it official:

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Sign Offer Letter and Confidentiality Agreement: We are thrilled to extend this offer, and look forward to your acceptance. Enclosed you will find two copies of this letter. Please sign and return one copy to me to accept this offer. The second copy of the offer letter is for your records.

•	Change in Control: You will be provided a Change in Control agreement.

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Complete Background Check: This offer of employment is contingent upon a satisfactory background check and proof of your work eligibility. Federal law requires that you provide documentation, which verifies your identity and your eligibility to work in the United States.

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Agreement to Arbitrate: This offer of employment is also contingent upon your agreement and signature on our Agreement to Arbitrate form, which is enclosed with this letter. The Agreement to Arbitrate is intended to provide all employees and the company with an efficient and fair procedure to resolve any disputes that may relate to your employment. It is an alternative solution to litigation that often provides faster results for all parties involved.

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And remember, your employment at Yum! is at-will. This means that either you or Yum! can end the employment relationship at any time. An at-will employee’s status (for example, position, salary change, promotions, demotions, etc.) may also be changed at-will, with or without cause and with or without notice, at any time by Yum!.

Sincerely,

/s/ Tracy Skeans
Tracy Skeans
Chief Transformation & People Officer
Yum! Brands, Inc.

Agreed and accepted:

/s/ Chris Turner	June 21, 2019
Signature - Chris Turner	Date

cc: Jeff Belcher, Lori Shoemaker, Judy Current

This letter provides a summary of our rewards programs as of January 1, 2019. The Company reserves the right to change or terminate the programs or plans at any time. No rights shall accrue by reason of, or arising out of, any statement made in, or omitted from, this document.